Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153092

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 18, 2009)

7,250,000 Shares

Sirona Dental Systems, Inc.

Common Stock

This is an offering of common stock of Sirona Dental Systems, Inc. The selling stockholders identified in this prospectus supplement, including a member of our senior management, are offering 7,250,000 shares of common stock. One of the selling stockholders, Sirona Holdings Luxco S.C.A. (“Luxco”), has also granted the underwriter a 30-day option to purchase up to 1,050,000 additional shares of common stock. We will not receive any proceeds from the sale of shares in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SIRO.” The last reported sale price of our common stock on the NASDAQ Global Select Market on February 16, 2010 was $37.09 per share.

Investing in our common stock involves risk. See “Risk Factors” on page 3 of the accompanying prospectus and the documents incorporated by reference herein, including our annual report on Form 10-K, to read about risks that you should consider before buying shares of our common stock.

	Per Share	Total

Price to the public	$35.35	$256,287,500
Underwriting discount	$0.35	$2,537,500
Proceeds to the selling stockholders (before expenses)	$35.00	$253,750,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the shares on or about February 22, 2010.

Barclays Capital

Prospectus Supplement dated February 17, 2010

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

S-i

SELLING STOCKHOLDERS

Beneficial Ownership: Unless otherwise noted, the following table sets forth information as of February 5, 2010 regarding the beneficial ownership of the common stock held by the selling stockholders.

	Shares Beneficially Owned Prior to This Offering		Shares Being Sold In This Offering(2)	Shares Beneficially Owned After This Offering(3)
Name	Number(1)	Percent		Number	Percent
Sirona Holdings Luxco S.C.A.(4)(5)	21,247,480	38.6%	7,000,000	14,247,480	25.86%
Jeffrey T. Slovin(6)	1,288,283	2.32%	250,000	1,038,283	1.87%

(1)

Unless otherwise indicated, beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 5, 2010 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)

Assumes no exercise of the underwriter’s over-allotment option. In the event the underwriter’s over-allotment option is fully exercised, Luxco will own 13,197,480 shares of common stock after the offering, representing 23.95% of our common stock.

(3)	Assumes that the selling stockholders dispose of all of the shares of common stock owned covered by this prospectus and do not acquire beneficial ownership of any additional shares.

(4)

The offices of Luxco are located at 412F route d’Esch, L-1030 Luxembourg. Sirona Holdings S.A. is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch, L-1030 Luxembourg. MDCP Global Aggregator, L.P. is the controlling shareholder of Sirona Holdings S.A. and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP Global Investors Limited is the sole general partner of MDP Global Aggregator, L.P. and therefore may be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP Global Aggregator, L.P.: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Cynthia Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and MDCP Global Aggregator, L.P. disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(5)

Although Jost Fischer, our Chief Executive Officer, Simone Blank, our Chief Financial Officer, Theo Haar, our Executive Vice President, and Harry M. Jensen Kraemer, Jr. and David K. Beecken, two of our directors, do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe and Company, of which Mr. Beecken is a partner, would be entitled to approximately 9.3%, 6.2%, 1.5%, 0.5%, 0.3% and 6.2%, respectively, of distributions of Luxco based upon the estimated value of the investment as of December 31, 2009.

(6)

Jeffrey T. Slovin is our Executive Vice President, Chief Operating Officer U.S. Operations and a member of our Board of Directors. Includes 924,184 shares issuable upon the exercise of options granted to Mr. Slovin, 480,899 of which will vest within 60 days of February 5, 2010.

Material Relationships:

Service Agreements. We are parties to an advisory services agreement with Luxco that terminates on October 1, 2009, but is automatically renewed for successive one year terms unless either party provides notice of termination 60 days prior to the end of the term. Under the agreement, which became effective October 1, 2005, we pay an annual fee to Luxco of €325,000 (approximately $440,300 at an average exchange rate of 1.35475 for the fiscal year ended September 30, 2009), and Luxco provides to us certain advisory services regarding the structure, terms and condition of debt offerings by us, financing sources and options, business development and other services. In addition, pursuant to an agreement between Luxco and MDP IV Offshore GP, LP, MDP IV Offshore GP, LP provides these services to us in exchange for a fee from Luxco of €324,593.75 (approximately $439,743 at an average exchange rate of 1.35475 for the fiscal year ended September 30, 2009). For a description of Luxco’s ownership, see footnote 5 to “Selling Stockholders—Beneficial Ownership.”

Registration Rights Agreement. We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received pursuant to the Exchange Agreement between Schick Technologies, Inc. (“Schick”), Luxco and Sirona Dental Services GmbH (“Sirona Holding”) providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona Holding. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. Jeffrey T. Slovin, who is our Executive Vice President, Chief Operating Officer of U.S. Operations and a director, has been granted similar registration rights.

Directors and Officers. Timothy P. Sullivan and Nicholas W. Alexos, members of MDP Global Investors Limited, are members of our board of directors. Jeffrey T. Slovin is our Executive Vice President, Chief Operating Officer and a member of our Board of Directors. For a description of Luxco’s ownership, see footnote 5 to “Selling Stockholders—Beneficial Ownership.”

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc., as the underwriter in this offering, has agreed to purchase from the selling stockholders, 7,250,000 shares of our common stock.

The underwriter has an option to buy up to 1,050,000 additional shares of common stock from Luxco to cover sales of shares by the underwriter that exceed the number of shares specified above. The underwriter has 30 days from the date of this prospectus supplement and the accompanying prospectus to exercise this overallotment option. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SIRO.”

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of our common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders for the shares.

Per share	$0.35
Total	$2,537,500

The underwriter has advised us that it proposes to offer the shares of our common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.35 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The expenses of this offering that are payable by us and the selling stockholders are estimated to be $400,000 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions, any costs and expenses incurred by the selling stockholders related to its performance under the underwriting agreement and any transfer taxes related to their sale of our common stock.

Lock-ups

We, the selling stockholders and management have agreed that, with limited exceptions, for a period of 60 days after the date of the final prospectus, they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, without the prior written consent of Barclays Capital Inc. for a period of 60 days after the date of this prospectus. These restrictions shall not apply to sales of common stock in this offering.

Our directors and executive officers will enter into lock-up agreements with the underwriter pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of Barclays Capital Inc., in each case other than (A) our common stock to be sold by such directors and executive officers pursuant to the underwriting agreement, (B) transfers of shares of our common stock as a bona fide gift or gifts, and (C) distributions of shares of our common stock to members or stockholders of such directors and executive officers; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee shall execute and deliver to Barclays Capital Inc. a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriter or any selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Other Relationships

The underwriter and its related entities have engaged, and may in the future engage, in investment banking transactions with us in the ordinary course of its business. They have received, and expect to receive, customary compensation and expense reimbursement for these investment banking transactions.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state. We and the selling stockholders have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of us, the selling stockholders or the underwriter.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, or Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act)) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

b) you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirements to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The securities may not be offered or sold in Hong Kong, by means of any documents, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under the Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement, or SRS, has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or FIEL, in relation to the securities. The securities are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance ordinance No. 14, as amended), or QIIs, under Article 2, Paragraph 3, Item 2 I of the FIEL. Any QII acquiring the securities in this offer may not transfer or resell those shares except to other QIIs.

Korea

The securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the securities may not be resold to Korean residents unless the purchaser of the securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the securities.

Singapore

This prospectus supplement has not been registered as a prospectus within the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, or the SFA, (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investment and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in the trust shall not be transferable within six months after that corporations or that trust has acquired the securities under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than SGD200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law

Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

This document as well as any other material relating to the shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

By accepting this prospectus supplement, the recipient hereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Luxco. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Luxco and some of its affiliates in connection with various legal matters. Certain legal matters with respect to the common stock offered pursuant to this prospectus supplement will be passed upon for the selling stockholders by Kirkland & Ellis LLP, Chicago, Illinois. Legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP.

PROSPECTUS

36,972,480 Shares

SIRONA DENTAL SYSTEMS, INC.

Common Stock

The selling stockholders named herein may offer and sell from time to time up to 36,972,480 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SIRO.” On May 1, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $16.16 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 18, 2009

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

OUR COMPANY

We are a leading manufacturer of high-tech dental equipment. We focus on developing innovative systems and solutions for dentists globally. We provide a broad range of advanced products in each of four primary areas: Dental CAD/CAM Systems, Imaging Systems, Treatment Centers and Instruments. Our revenue for fiscal 2008 was $757.1 million. We sell our products globally, with the U.S. market contributing 29.2% of revenue, or $220.9 million, the German market contributing $153.8 million, or 20.3%, and the rest of the world contributing 50.5% of revenue, or $382.4 million, in fiscal 2008.

The following is a brief description of each of our segments:

Dental CAD/CAM Systems address the worldwide market for dental restorations, which includes several types of restorations, such as inlays, onlays, veneers, crowns, bridges, copings and bridge-frameworks made from ceramic, metal or composite blocks. We pioneered the application of high-tech CAD/CAM techniques to the traditional lab-based restoration process with the commercialization of the CEramic REConstruction, or CEREC, method. Our CEREC system is an in-office application which enables the dentist to produce high quality restorations from ceramic material and insert them into the patient’s mouth during a single appointment. CEREC represents an advantageous substitute for the traditional out-of-mouth pre-shaped restoration method, which requires a dentist to send a model of the damaged tooth to a dental laboratory, and therefore multiple patient visits. In fiscal year 2003, Sirona launched its CEREC 3 product, which has been periodically updated, including enhanced software applications. In fiscal 2007, we launched our next generation milling unit the MC XL, as well as new “Biogeneric” software. The MC XL produces a high quality, precisely fitted restoration in half the time that the classic CEREC milling unit requires. The MC XL’s fine tolerances are especially appreciated by doctors who demand the most precise restoration possible. In addition to CEREC, we also offer products for dental laboratories, such as inLab and inEos, which are designed to improve efficiency and reduce costs for the dental lab. inLab scans the model received from the dentist and mills the ceramic restoration, such as crown copings, bridge frameworks from ceramic or composite blocks, to the specifications of the captured image. In fiscal 2007 we launched our next generation inLab unit, the inLab MC XL. The new unit features a modern, elegant design with solid, heavy-duty construction. Milling performance and precision has been optimized and milling time as been considerably reduced. The inEos scanner, which was launched in 2005, is a high speed scanner which produces 3D digital images from a single tooth up to a jaw, directly from the plaster model. The inEos product has scanning times of less than 10 seconds, a significant factor which enhances productivity. In 2008, we expanded our CEREC offering through the introduction of CEREC Connect. CEREC Connect is a web based service that allows the digital impression acquired through the CEREC acquisition unit to be transferred electronically to InLab laboratories. The laboratories can use this data to create final restorations. Many restorations produced by a laboratory can be produced through the CEREC Connect system eliminating the need to take a physical impression in these cases.

Imaging Systems, which include a broad range of equipment for diagnostic imaging in the dental practice, using both film-based and digital technologies. We have developed a comprehensive range of imaging systems for panoramic and intra-oral applications. This allows the dentist to accommodate the patient in an efficient manner. Intra-oral x-ray equipment uses image-capture devices (film or sensor), which are inserted into the mouth behind the diagnostic area, and typically take images of one or two teeth. Panoramic x-ray equipment produces images of the entire jaw structure by means of an x-ray tube and an image capture device, which rotates around the head. In July 2004, we introduced our next generation of digital panoramic x-ray systems, the Orthophos XG line. The flagship model, the Orthophos XG Plus, provides specialists, orthodontists, oral surgeons and implantologists with over 30 programs and a wide variety of diagnostic possibilities. Other models of the family include the Orthophos XG 5 which is designed for general dental practitioners, and the basic model Orthophos XG 3. As a result of the transaction completed on June 20, 2006 (the “Exchange”) whereby we combined our business with Schick Technologies, Inc. (“Schick”), we expanded our imaging system product line to include Schick’s CDR (computed digital radiography) system, the leading intra-oral digital imaging system in the United States. Schick’s product line includes an imaging sensor based on CMOS technology and the Schick

Pan, a digital panoramic unit. In fiscal 2007, we introduced our GALILEOS 3D-imaging unit. Today, three- dimensional imaging is offering the field of dentistry previously undreamed-of diagnostic and therapeutic options in the fields of surgery, prosthetics, orthodontics, and restorative dentistry. GALILEOS was created to bring these options to life and integrate them efficiently into routine dental practices. In July 2008 we launched GALILEOS Compact, which is specifically tailored to meet the needs of the general practitioner and also has the ability to display traditional 2-D panoramic digital images.

Treatment Centers, which comprise a broad range of products from basic dentist chairs to sophisticated chair-based units with integrated diagnostic, hygiene and ergonomic functionalities, as well as specialist centers used in preventative treatment and for training purposes. We offer specifically configured products to meet the preferences of dentists within each region in which we operate. Our treatment center configurations and system integration are designed to enhance productivity by creating a seamless workflow within the dental practice. Our centers therefore allow the dentist to both improve productivity and increase patient satisfaction, significant factors in adding value to his or her practice. In October 2004, we acquired one of the leading Chinese manufacturers of basic treatment centers, located in Foshan (South China). These basic products are manufactured both for the domestic Chinese market and for export markets. In July 2008, we launched our new TENEO Treatment Center, which combines industry-leading technology with a timeless design that provides both patient and dentist with the ultimate in convenience and comfort.

Instruments, which includes a wide range of instruments, including handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. The instruments are supplemented by multi-function tips, supply and suction hoses, as well as care and hygiene systems for instrument preparation. Our instruments are often sold as packages in combination with treatment centers. During the last two years, we introduced several new products, including: SIROLaser, a versatile, compact, convenient diode laser that can be used in endodontics, periodontology and oral surgery; PerioScan, an all-in-one ultrasonic scaling unit, enabling both diagnosis and treatment of dental calculus with a single device; and SIROEndo, a root canal preparation unit that can be attached to any treatment center. We intend to continue to strengthen the position of our Instruments segment as a diversified supplier of high-quality, reliable, user-friendly and cost-efficient dental instruments.

We distribute our products globally to dental practices, clinics and laboratories through an international network of more than 300 distributors. Because distributors typically cover both dental equipment and consumables, they have regular contact with the dentist and are therefore optimally positioned to identify new equipment sale opportunities. Our primary distributors in the United States are Patterson Companies and Henry Schein, two of the world’s largest dental distributors. Outside of the United States, Henry Schein is our largest distributor, and, along with Pluradent, primarily distributes for us in Europe. We distribute elsewhere through a well developed network of independent regional distributors. We work closely with our distributors by training their technicians and sales representatives with respect to our products. With over 5,500 sales and service professionals trained each year, we are able to ensure high standards of quality in after-sale service and the best marketing of our products. The success of our products is evidenced by their importance to our distribution partners, and such products are in many cases among their best selling offerings.

Our geographic and product diversity is demonstrated by the following charts, which set forth our fiscal 2008 revenue by geographic region and product category:

Our manufacturing and assembly operations are conducted primarily at our facility in Bensheim (Germany) and at smaller manufacturing sites located in Long Island City, New York; China; Italy and Denmark. Manufacturing consists primarily of assembly, systems integration and testing. We generally outsource manufacturing of parts and components used in the assembly of our products but own the design and tools used by our key component suppliers. We do, however, manufacture most of the precision parts used for our instruments and we also operate an Electronic Center, for the supply of electronic boards and components.

We are a Delaware corporation. Our principal executive offices are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101. The telephone number for our principal executive offices is (718) 482-2011. Our Internet address is sirona.com. This Internet address is provided for informational purposes only. The information at this Internet address is not a part of this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding the Company, its financial position, products, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “objectives,” “plans” and similar expressions, or the negatives thereof or variations thereon or comparable terminology as they relate to the Company, its products or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including, but not limited to, those contained under the heading “Risk Factors” in this prospectus. All forward looking statements speak only as of the date of this prospectus and are expressly qualified in their entirely by the cautionary statements included herein. We undertake no obligation to update or revise forward-looking statements which maybe made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events other than required by law.

SELLING STOCKHOLDERS

Beneficial Ownership: The following table sets forth, as of May 1, 2009, certain information regarding the ownership of our common stock by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of May 1, 2009.

	Shares Beneficially Owned Prior to This Offering		Shares Being Sold in This Offering	Shares Beneficially Owned After This Offering(2)
Name	Number(1)	Percent		Number	Percent
Sirona Holdings Luxco S.C.A.(3)(4)	36,972,480	67.4%	36,472,480	500,000	0.91%
Jeffrey T. Slovin(5)	1,269,884	2.3%	500,000	769,884	1.4%

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 1, 2009 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

The offices of Sirona Holdings Luxco S.C.A. (“Luxco”) are located at 8-10, rue Mathias Hardt L-717 Luxembourg. On June 30, 2005, Luxco obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH and its wholly owned subsidiary Sirona Dental Services GmbH, to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business, through a leveraged buy-out transaction (the “MDP Transaction”). Sirona Holdings S.A. (“Luxco Manager”) is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Luxco Manager and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV

Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Benjamin D. Chereskin, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and each of MDCP IV Global Investments LP, MDP IV Global GP, LP and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(4)	Although Jost Fischer, our Chief Executive Officer, Simone Blank, our Chief Financial Officer, Theo Haar, our Executive Vice President, and Harry M. Jensen Kraemer, Jr. and David K. Beecken, two of our directors, do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe and Company, of which Mr. Beecken is a partner, would be entitled to approximately 6.8%, 4.6%, 1.1%, 0.4%, 0.3% and 6.7%, respectively, of distributions of Luxco based upon the estimated value of the investment as of September 30, 2008.

(5)	Includes 405,785 shares issuable upon the exercise of options granted to Mr. Slovin.

Material Relationships:

Service Agreements. Sirona, MDP IV Offshore GP, LP and Harry M. Jansen Kraemer Jr., one of our directors, were parties to a service agreement in connection with the MDP Transaction. This agreement provides for a one-time payment of €10,000,000 ($12,000,000) from Sirona to the other two parties for advice, support for negotiating the purchase agreement, preparation of financial models and projections and due diligence services for Sirona related to the MDP Transaction. The payment was made in the three month period ended September 30, 2005.

Sirona and Luxco are parties to an advisory services agreement that terminates on October 1, 2009, but is automatically renewed for successive one year terms unless either party provides notice of termination 60 days prior to the end of the term. Under the agreement, which became effective October 1, 2005, Sirona pays an annual fee to Luxco of €325,000 (approximately $400,000), and Luxco provides to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services. For a description of Luxco’s ownership, see footnote 4 to “Selling Stockholders—Beneficial Ownership.”

Registration Rights Agreement. We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received in the Exchange. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. Jeffrey T. Slovin, who is our Executive Vice President, Chief Operating Officer of U.S. Operations and a director, has been granted similar registration rights.

Directors and Officers. Timothy P. Sullivan and Nicholas W. Alexos, members of MDP Global Investors Limited, are members of our board of directors. Jeffrey T. Slovin is our Executive Vice President, Chief Operating Officer and a member of our Board of Directors. For a description of Luxco’s ownership, see footnote 4 to “Selling Stockholders—Beneficial Ownership.”

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

PLAN OF DISTRIBUTION

We are registering 36,972,480 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Select Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the stockholders agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the stockholders agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Luxco. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Luxco and some of its affiliates in connection with various legal matters.

EXPERTS

The consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended September 30, 2008, 2007 and 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008 appearing in our Form 10-K for the year ended September 30, 2008 are incorporated by reference herein in reliance upon the reports of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, also incorporated by reference herein, and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	Sirona’s Annual Report on Form 10-K for the year ended September 30, 2008;

(2)	Sirona’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009;

(3)	Sirona’s Current Report on Form 8-K filed on March 3, 2009 and December 15, 2008;

(4)	Sirona’s proxy statement for the 2008 annual meeting of stockholders filed on January 28, 2009; and

(5)	the description of Sirona’s Common Stock, par value $.01 per share, as contained in a registration statement on Form 8-A filed on June 10, 1997 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our stockholders may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Sirona. The address of the SEC website is www.sec.gov.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City

NY 11101

Attn: Corporate Secretary

Telephone: (718) 482-2011

7,250,000 Shares

Sirona Dental Systems, Inc.

Common Stock

Prospectus Supplement

February 17, 2010

Barclays Capital